SQUIRES TURBO AUTHORIZED DISTRIBUTOR AGREEMENT

This Agreement is by and between Squires Turbo, Inc., a Utah corporation with a place of business at 165 North 1330 West Suite A4, Orem, Utah 84057 ("Squires”) and the following “Distributor”:

Name:
Attn:
Address:
City:
State:
Zip:
Phone:	e-mail:
Business License:
Reseller Tax ID:

WHEREAS, Squires manufactures and sells remote mounted turbo systems and related products; and

WHEREAS, the term “Products” as used in this Agreement means all products manufactured by Squires now or in the future and distributed through its network of authorized Distributors, and the Products as of the date of this Agreement are those described in Schedule A; and

WHEREAS, Distributor desires to purchase Products from Squires for resale from the approved location described in Schedule B (the "Approved Location").

In consideration of the foregoing and the mutual promises set forth in this Agreement, the parties agree as follows:

SECTION 1.         APPOINTMENT

1.1           Authorized Distributor.  Squires hereby appoints Distributor as its nonexclusive Authorized Distributor of the Products at the Approved Location, and Distributor hereby accepts the appointment.  Squires reserves the right to sell the Products to other Distributors and to end users anywhere.  Distributor shall not sell Products and shall not provide any services related to the Products except from the Approved Location.  Distributor acknowledges receipt of Squires’s Authorized Distributor Manual.  As used in this Agreement, the term “Authorized Distributor Manual” means Squires’s service policies and procedures manual as the same may be modified, amended, and updated from time to time in Squires’s sole discretion, including any service letters or notices that may be sent to Squires’s Authorized Distributors generally.

1.2           Nature of Appointment.  Distributor’s appointment as an Authorized Distributor is based in part upon its existing ability to provide competent service to users of Squires’s products and other automotive products.  This Agreement contemplates a local service business only and does not authorize Distributor to distribute the Products or to sell them except as contemplated by the Authorized Distributor Manual.  The designation of Distributor as an Authorized Distributor does not contemplate that Distributor’s business will be associated predominantly with Squires products or that Distributor will be restricted in any way from selling non-Squires products, nor does it contemplate that Distributor will be required to adhere to any particular marketing plan or system.  Distributor acknowledges that it has not been required to pay any fee or premium for the use of Squires’s Trademarks.  Distributor recognizes, however, that Squires will promote its products and its network of Authorized Distributors as being of the highest quality and including a commitment to customer service.  Distributor expects to benefit substantially from Squires’s commitment to quality and customer service and from other Authorized Distributors’ willingness to adhere to standards established by Squires from time to time.  Accordingly, Distributor agrees to comply with all provisions of the Authorized Distributor Manual, to refrain from selling the Products through unauthorized channels, and to avoid practices that might undermine Squires’s ability to support its Authorized Distributors and maintain a reputation for service and quality.

1.3           Term of Appointment.  The term of this Agreement and Distributor’s appointment hereunder shall commence on the date hereof and shall continue for a period of one (1) year.

1.4           Changes in Products, Approved Location, or Customers.  Squires shall have the right at any time and from time to time, in its sole discretion, (i) to change the Products included within the scope of this Agreement by written notice to Distributor at least thirty (30) days prior to the date such change becomes effective, and (ii) to change the design, capabilities, or other characteristics of any Product or discontinue the manufacture or marketing of any Product without prior notice of any kind.

SECTION 2.         DISTRIBUTOR’S DUTIES

2.1           Sale of Products.  Distributor shall use its best efforts to vigorously promote and sell the Products from the Approved Location.

2.2           Technical and Sales Capabilities.  Distributor acknowledges that the proper marketing and support of the Products requires substantial expertise and commitment.  Distributor shall at all times during the term of this Agreement, at its expense, maintain the ability (i) to provide competent and adequate technical assistance, service, and support, (ii) to explain in detail to its customers the features and capabilities of the Products, (iii) to assist customers in determining which Products will best meet their particular needs and desires, and (iv) otherwise to carry out its obligations under this Agreement.

2.3           Inventory; Parts and Accessories.  Distributor shall maintain a sufficient inventory of Products, replacement parts, and accessories to reasonably fulfill the requirements of its customers.  Replacement parts and accessories shall meet such specifications as Squires may establish from time to time.

2.4           Marketing Plan.  Distributor shall be responsible for developing and implementing its own marketing plan and system for distributing the Products.

2.5           Marketing Practices.  Distributor shall at all times conduct its business in a manner that reflects favorably on the Products and upon Squires's good name, goodwill, and reputation.  Distributor shall demonstrate and otherwise represent the Products fairly in comparison with competitive products and shall not make any false or misleading representations regarding the Products or any representations regarding the Products that are inconsistent with Squires's product literature or Squires's warranties.  Distributor shall not engage in any illegal, deceptive, misleading, or unethical practices that may be detrimental to Squires.

2.6           Product Literature.  Distributor shall have the right to use and distribute to customers such product literature and advertising material as Squires may provide from time to time in accordance with this Agreement.  In the event Distributor desires to use, in connection with sales of the Products, any other literature, technical data, price lists, promotional materials, or similar materials (including, for example, any materials written in any language other than English), Distributor shall prepare, such materials at its expense.  All such materials shall be submitted to Squires for approval, and Distributor shall not use, in connection with the sale of any Product, any materials that have not been prepared or approved by Squires.

2.7           Customer Assistance.  Distributor shall, at its expense, provide assistance to its customers in connection with the use and maintenance of the Products, including installation assistance, training in the operation of the Products, repair services, and other similar assistance.  Distributor shall at all times maintain the ability to provide competent service, including but not limited to any special tools that may be recommended by Squires for the safe and proper servicing of the Products.

2.8           Warranty Service.  Distributor shall offer and perform warranty service on all Products in accordance with Squires’s standard warranties covering the Products as set out in the Authorized Distributor Manual.

2.9           Alteration of Products and Packaging.  Distributor shall not modify or alter any Product without Squires's prior written consent or as specifically provided in the Authorized Distributor Manual.  Any unauthorized modification or alteration by Distributor shall void the Squires warranty, and Distributor shall defend and indemnify Squires from and against any claims or liabilities arising out of or in connection with any Product that has been so modified or altered.  Distributor shall not remove, destroy, alter, or conceal any symbol, label, or other marking appearing on any Product or its container.  Except with Squires's prior written consent, Distributor shall sell all Products in their originally supplied containers.

2.10           Reports; Forecasts.  As frequently as Squires reasonably requests, Distributor shall provide to Squires written reports showing (i) Distributor's current inventory levels of the Products, in the aggregate and by product, (ii) forecasts of Distributor's anticipated orders by product, and (iii) any other information regarding the Products and/or distribution of the Products that Squires reasonably requests.  All expenses associated with such written reports shall be borne by Distributor.

2.11           Notification.  Distributor shall report promptly to Squires concerning any market information that comes to Distributor's attention regarding Squires or the Products, including without limitation, information regarding Squires's market position and the competitiveness of the Products in the marketplace.  Distributor shall report promptly to Squires all claimed or suspected defects in the Products and shall notify Squires in writing of any claim or proceeding involving the Products within ten days after Distributor learns of such claim or proceeding.

2.12           Compliance with Laws.  Distributor shall conduct its business in compliance with all applicable laws and regulations in any way related to the Products or to the performance of Distributor's duties under this Agreement.

2.13           Authorized Distributor Manual.  Distributor shall comply in all respects with all of the provisions of the Authorized Distributor Manual; provided, however, that if there is any conflict between this Agreement and any provision of the Authorized Distributor Manual, this Agreement shall govern.

SECTION 3.         SQUIRES’S OBLIGATIONS

3.1           Product Information.  Squires shall make available to Distributor such technical information in the English language relating to the Products as it makes available to Authorized Distributors generally.

3.2           Training.  Squires shall make available to Distributor and its personnel all training that it makes available to Authorized Distributors generally.

3.3           Additional Assistance.  In the event Squires provides assistance to Distributor related to servicing or other technical aspects of the Products or related to the preparation of literature, technical materials, or promotional materials, Distributor shall promptly reimburse Squires for any out-of-pocket expenses incurred by Squires in connection with rendering such assistance, including without limitation, all travel expenses, lodging, and meals.  Squires may also charge reasonable hourly or per diem rates for some or all of the services rendered under this provision, provided that Squires notifies Distributor, before the services are rendered, of the rates that will apply to such services.  Nothing in this Section shall be construed to obligate Squires to provide assistance of any kind to Distributor.  In the event Squires agrees to provide assistance, such assistance shall at all times be subject to the availability of Squires's personnel.

SECTION 4.         TERMS OF PURCHASE AND SALE

4.1           Price and Quantity.  Squires shall sell Products to Distributor at the prices set out in Schedule A.  Squires may change the prices from time to time in its sole discretion; provided, however, that new prices shall not apply to any purchase orders accepted by Squires before Distributor receives notice of the change.

4.2           Standard Terms and Conditions.  The terms and conditions of this Agreement and of the applicable Squires invoice or confirmation will apply to all sales of Products by Squires to Distributor under this Agreement.  Terms in Distributor's purchase orders and other printed forms shall not apply to any order, notwithstanding Squires's acknowledgement or acceptance of such order.  In the event of any conflict between the terms of this Agreement and any of Squires's standard forms, the terms of this Agreement shall govern.

4.3           Terms of Payment.  Unless otherwise agreed by Squires in writing, payment in full is due prior to shipment.  If credit terms are offered, all invoices paid after the due date will be assessed a monthly late payment charge of one and a half percent (1.5%), or the maximum amount allowed by applicable law, whichever is less.  This charge shall be assessed with respect to each month or portion thereof between the due date and the date of payment.  Distributor shall be responsible for all costs of collection, including reasonable legal fees.  Credit terms are subject to the approval of Squires’s credit department and may be changed at any time in Squires’s sole discretion.  If Squires has reasonable grounds for insecurity with respect to Distributor’s ability or willingness to make timely payments for the products, Squires may at any time suspend performance, decline to ship, or require advance payment in cash or other adequate assurance satisfactory to Squires.

4.4           Warranty.  Squires warrants to Distributor that the Products will be free from defects in material and workmanship for a period of one year after the date of shipment, subject to all terms of Squires’s standard warranty programs.  This warranty does not apply to any product that has been disassembled, repaired, or otherwise altered by any person without the authorization of Squires, nor does it apply to any product that has been misused, damaged, or improperly installed. Other terms and conditions relating to the warranty shall be as set out in the Authorized Distributor Manual.

4.5           Limitation of Liability.  Squires’s responsibility with respect to the Products and Squires’s obligations related thereto shall in no event exceed the purchase price of the Products.  In no event shall Squires be liable for any special, incidental, or consequential damages, including without limitation, lost profits and any damages, losses, or expenses arising from the sale, handling, or use of the Products, whether arising from the performance or nonperformance of this Agreement, negligence, strict liability, or any other cause, even if Squires is advised of the possibility of such losses or damages or if such losses or damages could reasonably have been foreseen.

4.6           Indemnification.  Distributor shall indemnify Squires against, and hold Squires harmless from, any and all claims by third parties (including but not limited to, all damages, losses, liabilities, expenses, costs, and attorneys' fees related to such claims) resulting from Distributor's acts or omissions during the term of this Agreement or thereafter.

SECTION 5.         TRADEMARKS AND INTELLECTUAL PROPERTY

5.1           Ownership of Intellectual Property.  Distributor acknowledges and agrees that Squires has and shall retain all right, title, and interest in and to all proprietary rights to the Products, including but not limited to patents, trade secrets, and copyrights.

5.2           Use of Trademarks.  Distributor shall use Squires's trademarks, trade names, service marks, logos, and designations (all referred to in this Agreement as "Trademarks") to refer to the Products in accordance with Squires's policies as announced from time to time.  Distributor shall not use the Trademarks except as specifically provided in this Agreement.  Distributor shall not (i) dispute or deny the validity of any of Squires's Trademarks, (ii) claim any right, title, or interest in or to any such Trademarks (including, but not limited to any attempt to register the same in any jurisdiction), or (iii) do anything that could adversely affect Squires's rights in its Trademarks.  Upon expiration or termination of this Agreement, Distributor shall immediately cease all use of Squires's Trademarks and shall not thereafter use any of them or any confusingly similar trade names, trademarks, service marks, logos, or designations.

5.3           Protection of Trademarks.  Distributor shall promptly notify Squires of any known or suspected infringement of Squires's Trademark rights and shall cooperate without charge in Squires's efforts to protect such rights.

5.4           Use of Confidential Information.  Squires may furnish Confidential Information to Distributor in connection with the execution and performance of this Agreement.  As used in this Agreement, the term "Confidential Information" means (i) any and all information set out in the Authorized Service Distributor Manual, (ii) all information provided to Distributor (or to which Distributor may have access) while this Agreement is in force that is marked "CONFIDENTIAL," "PROPRIETARY," or with words of similar import, and (iii) all other information relating to Squires, its business, or its products or services that Distributor has reason to know are not available to the general public.  Distributor shall hold the Confidential Information in the strictest confidence.  Distributor shall not disclose the Confidential Information to any third party and shall use the same solely for the purposes contemplated by this Agreement.  Distributor shall exercise at least the same degree of care to protect Squires’s Confidential Information as it uses with respect to its own most sensitive information, but in no event less than reasonable care.  Notwithstanding the foregoing, Distributor shall not have any obligation with respect to information that (i) is already known to Distributor at the time the information is received from Squires, as proven by prior documents or records of Distributor; or (ii) is or becomes publicly known through no wrongful act of Distributor; or (iii)  is rightfully received by Distributor, without restriction, from a third party who is not obligated to keep the information confidential.  If Distributor becomes legally obligated to disclose Confidential Information pursuant to a court order or any other legal process, Distributor shall make only such disclosure as is legally required and only after affording Squires notice and a reasonable opportunity to seek appropriate protective orders.

5.5           Equitable Remedies.  Distributor acknowledges that Squires will be irreparably harmed by any breach by Distributor of its obligations under this Section 5 and that no remedy at law will be sufficient to protect Squires’s interests in the event of such breach. Therefore, in addition to any other remedies that Squires may have, Squires shall be entitled to an injunction restraining any violation of this Section 5 or specific performance, if applicable.  Distributor hereby waives, with respect to any future dispute related to this Section 5, any defense based on the argument that Squires will not be irreparably harmed by a breach of the terms of this Section or that Squires has available to it an adequate remedy at law.

5.6           Infringement Claims.  Squires shall have the right and obligation to defend any action brought against Distributor based on an allegation that any Product infringes a United States patent, and Squires shall pay all costs and damages made in settlement or finally awarded as a result of any such action. If a final injunction shall be obtained in any such action restraining the use of the product by any customer of Distributor, or if Squires believes that any Product is likely to become the subject of a claim of infringement, Squires shall, at its option and at its expense, (i) procure for Distributor's customer the right to continue using the product, (ii) replace or modify the product so that it becomes noninfringing, or (iii) repurchase the product on a depreciated (five year straight line) basis. Notwithstanding the foregoing, Squires shall have no obligation with respect to any action brought against Distributor based on an allegation of patent infringement unless Squires is promptly notified by Distributor in writing of such action and is allowed complete control of the defense of such action and all negotiations for its settlement or compromise. This paragraph states Squires’s entire liability with respect to infringement of patents and other intellectual property rights

5.7           Obligations After Termination.  Upon Squires’s request, and in any event upon termination or expiration of this Agreement for any reason, Distributor shall return to Squires (or, with Squires’s consent, destroy) all materials in its possession or control that contain or represent Confidential Information, including but not limited to documents, drawings, diagrams, flow charts, computer programs, memoranda, notes, and every other medium.  Upon Squires’s request, Distributor shall certify in writing that it has complied fully with its obligations under this Section.

SECTION 6.         TERMINATION AND RENEWAL

6.1           Renewal Upon Expiration of Term.  This Agreement may be renewed by mutual agreement of the parties following expiration of its term

6.2           Termination at Distributor's Option.  Distributor may terminate this Agreement at any time without cause upon sixty (60) days’ prior written notice.

6.3           Termination at Squires’s Option.  Squires may terminate this Agreement immediately upon the occurrence of any of the following:

(a)	Distributor fails to make any payment due to Squires in connection with this Agreement and the failure is not fully cured within tent (10) days after notice from Squires.

(b)	Distributor breaches any of its obligations relating to the Trademarks or Confidential Information or any other intellectual property rights of Squires.

(c)	Distributor breaches any of its other obligations under this Agreement and the breach is not fully cured within thirty (30) days after notice from Squires.

(d)	Distributor is merged or consolidated with any other entity or there is a substantial change in the management or control of Distributor.

(e)
Distributor ceases to function as a going concern or ceases to conduct its operations in the ordinary course of business, or makes an assignment for the benefit of creditors, or a receiver is appointed for Distributor or its property, or any proceedings are commenced by or against Distributor under any bankruptcy, insolvency, or debtor’s relief law.

6.4           Suspension of Squires's Obligations.  Immediately upon the occurrence of any breach by Distributor of any of its obligations under this Agreement or upon the occurrence of any event or circumstance that would permit Squires to terminate this Agreement, all of Squires's obligations to ship Products shall be suspended and such obligations shall remain suspended until the event or circumstance giving rise to the suspension has been corrected to Squires's reasonable satisfaction.

SECTION 7.         POST-TERMINATION OBLIGATIONS

7.1           Referrals by Distributor.  At all times following the expiration or termination of this Agreement, Distributor shall refer to Squires or Squires's designee all inquiries and orders pertaining to the purchase of Products.

7.2           Shipments Following Notice of Termination.  The expiration or termination of this Agreement shall not relieve Squires of its continuing obligation to ship Products pursuant to any purchase orders accepted by Squires prior to the notice of termination, nor shall it relieve Distributor of its continuing obligation to accept and pay for such Products; provided, however, that with respect to all Products shipped after any notice of termination, Distributor shall make payment prior to shipment by certified or cashier's check notwithstanding any credit terms that may have been available to Distributor prior to such notice of termination.

7.3           Acceleration of Amounts Due. All outstanding invoices for the Products and all other amounts owed to Squires by Distributor shall be accelerated and shall fall due and payable immediately upon the date of expiration or termination, even if longer terms had been provided previously.

7.4           Liability Upon Termination.  Squires shall have no liability to Distributor by reason of the expiration or termination of this Agreement for compensation, reimbursement, or damages of any kind, including without limitation any loss of prospective profits on anticipated sales, loss of goodwill, or investments made in reliance on this Agreement.  Distributor acknowledges that it has received no assurances from Squires that its business relationship with Squires will continue beyond the term established in this Agreement, that it will obtain any anticipated amount of profits in connection with this Agreement, or that it will recoup its investment in the promotion of the Products.  However, these provisions apply only to damages that are attributable to the expiration or termination of this Agreement and shall not affect any amount due under this Agreement or the right of either party to seek damages directly attributable to any breach.

SECTION 8.         GENERAL PROVISIONS

8.1           Notices.  Without precluding any other sufficient form of notice, all notices, demands, or other communications under this Agreement shall be deemed sufficient if served personally or sent by fax, overnight courier, or first class mail to the respective addresses of the parties as set out in this Agreement and directed to the attention of the individuals signing this Agreement on behalf of the parties or to another address or individual specified by the party.  All notices, demands, and other communications shall be deemed given on the earlier to occur of (i) actual receipt, or (ii) in the case of notice by fax or overnight courier, the day after notice is sent, or (iii) in the case of notice by U.S. mail, three (3) days after the notice is deposited in the U.S. mail.

8.2           No Agency Relationship.  Nothing contained in this Agreement shall be construed or interpreted as creating an agency, partnership, or joint venture relationship between the parties.  Distributor is not Squires’s agent for any purpose whatsoever and does not have the authority to make any agreement or commitment for Squires or to incur any liability or obligation on Squires’s behalf.

8.3           Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to its subject matter, and it supersedes any and all written or oral agreements previously existing between the parties with respect to such subject matter.

8.4           Amendment and Modification.  No modification or amendment of this Agreement shall be binding unless executed in writing by both parties.  No waiver shall be effective unless it is in writing and signed by the party against whom enforcement is sought.

8.5           Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other.

8.6           Choice of Law/Forum.  This Agreement shall be governed by and construed in accordance with Utah law, without regard to its rules regarding conflicts of law.  Each of the parties consents to the jurisdiction of the courts located in the state of Utah with respect to all matters relating to this Agreement and agrees that all litigation relating to this Agreement shall take place in courts located in the state of Utah.

8.7           Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be binding upon, the respective heirs, legal representatives, successors, and permitted assigns of each of the parties.

8.8           Paragraph Headings.  The preliminary statement and the paragraph headings in this Agreement are included for convenience only and shall not be deemed to limit or otherwise affect the interpretation of any of its provisions.

8.9           Severability.  If any of the provisions of this Agreement are held by a court or other tribunal having jurisdiction to be unenforceable, the parties intend that the provision shall be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

IN WITNESS OF THE FOREGOING, the parties have signed this Agreement on the dates indicated below.  This Agreement shall be deemed effective on the date it is signed by Squires.

SQUIRES TURBO SYSTEMS, INC.	DISTRIBUTOR:

By:	By:
(Signature)	(Signature)
Name (Print):	Name (Print):
Title:	Title:
Date:	Date: